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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                OF THE CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL AND OTHER SPECIAL RIGHTS OF 14.75%
                     REDEEMABLE PREFERRED STOCK DUE 2008 AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


                  American Communications Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

                  DOES HEREBY CERTIFY:

                  1. That the Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on July 3, 1997 and a Certificate of the Designations, Preferences and Rights of the Corporation's 14.75% Redeemable Preferred Stock due 2008 was filed in said office of the Secretary of State on July 8, 1997.

                  2. That no shares of the class of preferred stock designated in the above-referenced Certificate of Designation have been issued by the Corporation.

                  3. That pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated July 9, 1997, duly approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of the Redeemable Preferred Stock Due 2008 of the Corporation and Qualifications, Limitations and Restrictions thereof (the "Certificate"), and the resolution of the Board of Directors of the Corporation contained therein as filed
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         with the Secretary of State of the State of Delaware on July 8, 1997,
         shall be amended as follows:

                  (a) paragraph (c)(viii)(D) shall be amended by deleting the word "second" in the third line thereof and replacing it with the word "third";

                  (b) the definition of "Post-Closing Parity Stock" in paragraph
                  (k) shall be amended by deleting the number "365" in the third line thereof and replacing it with the number "120"; and

                  (c) the definition of "Permitted Holders" in paragraph (k) shall be amended by deleting the word "their" in the fourth line thereof and replacing it with the word "the",

         and that the proper officers of the Corporation be, and each of them hereby is, authorized and empowered, to execute and file said amendment to the Certificate with the Secretary of State of the State of Delaware.


                  IN WITNESS WHEREOF, said American Communications Services, Inc. has caused this Certificate of Amendment to be executed by Riley M. Murphy, its Executive Vice President-Legal and Regulatory Affairs and Secretary, this 9th day of July, 1997.

                                     AMERICAN COMMUNICATIONS SERVICES, INC.
                                     By: /s/ Riley M. Murphy
                                        ------------------------------------
                                        Name: Riley M. Murphy
                                        Title: Executive Vice President -- Legal
                                        and Regulatory Affairs, and Secretary